EXHIBIT 10.1
PNM RESOURCES, INC.
OFFICER RETENTION PLAN

INTRODUCTION

Effective December 7, 1998, Public Service Company of New Mexico adopted the Public Service Company of New Mexico First Restated and Amended Executive Retention Plan (the “Plan”).  By an amendment dated November 27, 2002, sponsorship of the Plan was transferred to PNM Resources, Inc. (the “PNM Resources”) and the Plan was renamed the “PNM Resources, Inc. First Restated and Amended Executive Retention Plan.”  Effective as of July 13, 2003, PNM Resources amended and restated the Plan in its entirety and changed the name of the Plan to the “PNM Resources, Inc. Officer Retention Plan.”  The purpose of this amendment and restatement is to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”).  Section 409A of the Code became applicable to the Plan as of January 1, 2005.  The Plan has been and shall continue to be administered in good faith compliance with the requirements of Section 409A from January 1, 2005 through December 31, 2008.  By execution of this document, PNM Resources hereby amends and restates the Plan in its entirety, effective as of January 1, 2009 (the “Effective Date”).

ARTICLE I
PURPOSE

1.1 General.  PNM Resources considers it essential to its best interests and the best interests of its customers and stockholders to foster the continuous employment of its key management employees.  PNM Resources also recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may exist.  The possibility of a Change in Control, and the uncertainty and the questions which it may raise among employees, may result in the departure or distraction of key management employees to the detriment of PNM Resources and its ability to continue to provide efficient and reliable utility services to its customers.

PNM Resources has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management to their assigned duties and to facilitate recruitment of future employees without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.  PNM Resources also has concluded that one of the necessary steps is to provide competitive and fair compensation and benefits to employees terminated following a Change in Control.

The purpose of this Plan is to address these concerns for Officers of PNM Resources and its Affiliates who adopt the Plan.  A separate plan, the PNM Resources, Inc. Employee Retention Plan, provides retention benefits for the remaining members of management and other employees of PNM Resources and its adopting Affiliates.

ARTICLE II
DEFINITIONS

2.1 General.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Section 2.1 or in the Introduction.  The following words and phrases utilized in the Plan with the initial letter capitalized shall have the meanings set forth below, unless a clearly different meaning is required by the context in which the word or phrase is used:

(a) “Affiliate” means (1) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group; and (2) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group.

“50% Affiliate” means any of the following:  (1) an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group if for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3); and (2) an entity that would be a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes PNM Resources as a member of the group if for purposes of applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.

(b) “Base Salary” means the Participant’s highest annual salary from the Company in effect during the Protection Period.

(c) “Board” or “Board of Directors” means the Board of Directors of PNM Resources.  The Board may delegate its responsibilities in accordance with its standard practices and procedures.

(d) “Cause” means, for purposes of termination of a Participant’s employment:

(1) The willful and continued failure of a Participant to substantially perform his or her duties with PNM Resources or any Affiliate after written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties;

(2) The willful failure to report to work for more than thirty (30) days; or

(3) The willful engaging by the Participant in conduct which is demonstrably and materially injurious to PNM Resources or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of PNM Resources or any Affiliate, conviction of a felony, or conviction of a misdemeanor involving immoral acts.

Cause shall not be deemed to exist on the basis of paragraph (1) or (2) if the failure results from such Participant’s incapacity due to verifiable physical or Mental Illness substantiated by appropriate medical evidence.  After the issuance of a Notice of Termination by the Participant due to Constructive Termination, an act, or failure to act, by a Participant shall not be deemed “willful” for purposes of paragraph (1) or (2) and shall not give rise to Cause pursuant to this Section.  An act, or failure to act, by a Participant shall not be deemed “willful” if done or omitted to be done by the Participant in good faith and with a reasonable belief that his or her action was in the best interests of PNM Resources and its Affiliates.

(e) “Change in Control” means any of the following:

(1) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 becoming directly or indirectly the “beneficial owner” as defined in Rule 13d-3 under the Securities Exchange Act, of securities of PNM Resources representing twenty percent (20%) or more of the combined voting power of PNM Resources’ then outstanding securities unless such person is, or shall be, a trustee or other fiduciary holding securities under an employee benefit plan of PNM Resources, or a corporation owned, directly or indirectly, by the stockholders of PNM Resources in substantially the same proportion as their ownership of stock of PNM Resources;

(2) During any period of two (2) consecutive years, excluding any period prior to the Effective Date of this Plan, the following individuals ceasing, for any reason, to constitute a majority of the Board of Directors:

(i) directors who were directors at the beginning of such period; and

(ii) any new directors whose election by the Board or nomination for election by PNM Resources’ stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, such new directors being referred to as “Approved New Directors.”

For purposes of determining whether a Change in Control has occurred pursuant to this paragraph (2), a director designated by a person who has entered into an agreement with PNM Resources to effect a transaction described in paragraphs (1), (3) or (4) of this Section (e) shall not be considered to be an “Approved New Director.”

(3) The shareholders of PNM Resources approving a merger or consolidation of PNM Resources with another company, corporation or subsidiary that is not affiliated with PNM Resources immediately before the Change in Control; provided, however, that if the merger or consolidation would result in the voting securities of PNM Resources outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least sixty percent (60%) of the combined voting power of the voting securities of PNM Resources or such surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded; or

(4) The adoption of a plan of complete liquidation of PNM Resources or an agreement for the sale or disposition by PNM Resources of all or substantially all of PNM Resources’ assets.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred until:  (1) any required regulatory approval, including any final non-appealable regulatory order, has been obtained and (2) the transaction that would otherwise be considered a Change in Control closes.

(f) “Class I Officer” means all Officers with titles higher than Vice President (VP).

(g) “Class II Officer” means all Officers with the title Vice President (VP).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the Benefits Governance Committee appointed by PNM Resources.

(j) “Company” means, collectively, PNM Resources and any Affiliate of PNM Resources that has adopted this Plan in accordance with Section 10.13 (Adoption by Affiliates).  As used in this Plan, “Company” also means any successor to the assets of PNM Resources that assumes and agrees to perform PNM Resources’ obligations hereunder, by operation of law or otherwise.

(k) “Constructive Termination” means, without a Participant’s express written consent, the occurrence during the Protection Period of any of the following circumstances, subject to the exceptions and modifications noted below:

(1) A material diminution in the Participant’s Base Salary;

(2) A material diminution in the Participant’s authority, duties, or responsibilities;

(3) A material change in the geographic location of the Participant’s principal office; or

(4) Any other action or inaction that constitutes a material breach by the Company of this Plan.

A Participant must provide a written Notice of Termination to the Company of the existence of the Constructive Termination condition described in paragraphs (1)-(4) above within ninety (90) days of the initial existence of the condition.

Notwithstanding anything to the contrary, an event described in paragraphs (1)-(4) above will not constitute Constructive Termination if, within thirty (30) days after the Participant gives the Company the Notice of Termination specifying the occurrence or existence of an event that the Participant believes constitutes Constructive Termination, the Company has fully corrected (or reversed) such event.

(l) “Disability” shall have the same meaning as provided in the Company’s long-term disability plan for the provision of long-term disability benefits.

(m) “Eligible Compensation” means the sum of the (1) Participant’s Base Salary, (2) any cash award paid as a merit increase in lieu of an increase in base salary received during the twelve (12) month period immediately preceding the Participant’s Separation from Service and (3) the “target” Officer Incentive Plan award (regardless of the award, if any, actually received under the Officer Incentive Plan).  Unless otherwise stated in the Officer Incentive Plan, the “target” award is fifty percent (50%) of the Participant’s highest maximum award opportunity under the Officer Incentive Plan during the Protection Period.

(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o) “Health Plan” means the PNM Resources, Inc. Comprehensive Health Plan as it may be amended or restated from time to time or any successor plan or plans that provide the benefits currently provided under such plan.

(p) “Mental Illness” means any disorder, other than a disorder induced by alcohol or drug abuse, which impairs the behavior, emotional reaction or thought process of a person.

(q) “Notice of Termination” means a notice from either the Company or a Participant, as applicable.  If the termination is for Cause or based on Constructive Termination, the notice shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.  If a Participant is providing a Notice of Termination based on Constructive Termination, the Notice of Termination must be provided to the Company’s Director – Compensation, Benefits & HRIS (or, if that title is not in use at the time, to the person holding the most comparable position) no more than ninety (90) days following the occurrence of the condition giving rise to Constructive Termination and the Notice of Termination must be given at least thirty (30) days prior to the date of the Participant’s Separation from Service.  However, the Company retains its rights as an at will employer to terminate any employee at any time and for any reason.

(r) “Officer” means any employee of the Company (1) with the title Chief Executive Officer (CEO), Chief Administrative Officer (CAO), Executive Vice President (EVP), Senior Vice President (SVP), or Vice President (VP) or any other title that describes a position of higher authority than that of a Vice President and (2) who is classified and coded as an Officer pursuant to the Company’s compensation system.

(s) “Officer Incentive Plan” means the incentive compensation plan maintained by the Company for Officers.

(t) “Participant” means any Officer of the Company who has satisfied the eligibility requirements of this Plan.

(u) “Plan” means the PNM Resources, Inc. Officer Retention Plan, effective January 1, 2009, as amended.

(v) “PNM Resources” means PNM Resources, Inc.  As used in the Plan, “PNM Resources” also means any successor in interest resulting from merger, consolidation, or transfer of substantially all of PNM Resources’ assets.

(w) “Protection Period” means the period beginning with the date on which a transaction closes, or an event occurs which results in a Change in Control and ending twenty-four (24) months thereafter.

(x) “Separation from Service” means either (1) the termination of a Participant’s employment with Company and all Affiliates and 50% Affiliates due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services the Participant provides to Company and all Affiliates and 50% Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to Company and all Affiliates and 50% Affiliates in the immediately proceeding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).

A Participant’s employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as a Participant’s right to reemployment with Company or an Affiliate or 50% Affiliate is provided either by statute or contract).  If a Participant’s period of leave exceeds six months and a Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

Generally, the date of a Participant’s Separation from Service will be specified in the Notice of Termination.  In the case of a termination for Cause, the date of Separation from Service shall be immediately upon receipt of the Notice of Termination.  In the case of an involuntary termination of employment by the Company for any reason other than Cause, death or Disability, the date of Separation from Service shall not be less than fifteen (15) days from the date the Notice of Termination is given.  In the case of Constructive Termination, the date of Separation from Service shall be not less than thirty (30) days from the date the Notice of Termination is given.

(y) “Specified Employee” means certain officers and highly compensated employees of Company as defined in Treas. Reg. § 1.409A-1(i).  The identification date for determining whether a Participant is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such year.

2.2 Other Defined Terms.  In addition to the definitions included in Section 2.1 (General) and the Introduction, other terms may be defined in the primary Plan provisions to which they are applicable.

ARTICLE III
TERM OF PLAN

3.1 Term of Plan.  The Plan is effective as of the Effective Date and shall continue in effect until terminated by the Board, subject to the limitations on termination set forth in Section 9.1 (Amendment and Termination).

3.2 Reversion to Prior Provisions of the Plan.  Pursuant to Section 9.1 (Amendment and Termination) of the Plan document in effect prior to the Effective Date, if a Change in Control occurs within the twenty-four (24) month period following the Effective Date, the provisions of the Plan as in effect prior to the Effective Date will revive and will control with respect to determining retention benefits with respect to such Change in Control if the benefits provided by the provisions of the Plan in effect prior to the Effective Date are greater than the benefits provided under this Plan document.  Notwithstanding the foregoing, as provided by Section 9.1 (Amendment and Termination), all changes made in order to comply with Section 409A of the Code shall remain in effect.

ARTICLE IV
ELIGIBILITY FOR RETENTION BENEFITS

4.1 Eligibility to Participate.  To be eligible for benefits under this Plan, an employee must be an Officer of the Company at the beginning of the Protection Period.  If a Participant’s employment with the Company terminates for any reason (whether voluntary or involuntary) before the commencement of the Protection Period, he or she shall not be eligible to receive the benefits provided by this Plan.  In addition, if a Participant voluntarily terminates his or her employment during the Protection Period for reasons other than those that constitute Constructive Termination, or if a Participant dies or becomes Disabled during the Protection Period, the Participant will not be entitled to receive any benefits under this Plan.

4.2 Eligibility for Benefits.

(a) General Rule.  A Participant shall be entitled to the benefits described in Article V (Retention Benefits) if such Participant Separates from Service during the Protection Period due to:  (1) a termination of employment by the Company for any reason other than Cause, death or Disability; or (2) a termination of employment by the Participant due to Constructive Termination following the Participant’s giving of a Notice of Termination to the Company.

(b) Exceptions.  A Participant shall not be entitled to receive the retention benefits offered by the Plan even if the Participant meets the requirements of paragraph (a), in the following circumstances:

     (1) If a Participant’s employment is terminated or Constructively Terminated during the Protection Period, but such Participant is re-employed by the surviving entity or the party acquiring the assets of PNM Resources in connection with the Change in Control before any payments are made in accordance with Section 5.2 (Payment Form and Date; Section 409A Compliance Strategy), then such Participant shall not be entitled to the benefits under this Plan.

     (2) Any Participant who without express authority actively participates in advancing a Change in Control, whether on his or her own behalf or on behalf of someone else, shall not be eligible for the benefits provided by this Plan.  Participants who, by virtue of their position and duties with the Company, are involved in facilitating an orderly transition to a successor company shall remain eligible to receive benefits.

     (3) If a Participant’s employment is terminated or Constructively Terminated as a result of the acquisition of PNM Resources by a holding company formed in connection with a corporate restructuring initiated by PNM Resources, and the Participant is immediately re-employed by PNM Resources or any Affiliate or 50% Affiliate, then the Participant shall not be entitled to benefits under the Plan.

     (4) Transfers between and within PNM Resources and Affiliates and 50% Affiliates shall not be considered to be a termination of employment or result in the payment of benefits under this Plan unless the transfer results in a Constructive Termination.

4.3 Release Agreement.

(a) General.  In order to receive any retention benefits under this Plan, within the time periods described below, the Participant must sign, deliver and not revoke a Release Agreement containing such terms and conditions as are satisfactory to the Company, including, but not limited to, the release of any and all claims that the Participant may then have, as of the signing of such release, against PNM Resources or its Affiliates, employees, officers, and directors.  The Participant shall generally receive the Release Agreement on the date of the Participant’s Separation from Service and in no event more than five (5) days following the date of the Participant’s Separation from Service and shall have up to forty-five (45) days following the date the Release Agreement is given to the Participant to sign and return the Release Agreement to the Company.

(b) Revocation of the Release Agreement.  Within seven (7) calendar days after delivery of the Release Agreement to the Company by the Participant, the Participant shall be entitled to revoke the Release Agreement by following the revocation procedure described in the Release Agreement.

(c) Impact of Revocation.  The revocation of a previously signed and delivered Release Agreement pursuant to the above paragraph shall be deemed to constitute an irrevocable forfeiture of retention benefits under the Plan.

4.4 No Duplication of Benefits.  The right to receive any benefits under this Plan by any Participant is specifically conditioned upon such Participant either waiving or being ineligible for any and all benefits under the PNM Resources, Inc. Employee Retention Plan, including any amendments thereto, or any benefits due to a Change in Control or similar event under any successor or other change in control, severance, retention or other plans or agreements otherwise available to the Participant.  The Company does not intend to provide any Participant with benefits under both this Plan and benefits under any other severance, retention, change in control or other plans or agreements sponsored by the Company or any Affiliate.  The Company may override this provision by expressly stating in the other change in control, severance, retention or other plan or agreement that some or all of the benefits provided by the other change in control, severance, retention or other plan or agreement are intended to supplement the benefits provided by this Plan.

ARTICLE V
RETENTION BENEFITS

5.1 Retention Benefits.  Participants satisfying the eligibility requirements set forth in Section 4.2 (Eligibility for Benefits) who sign (and do not revoke) the Release Agreement required by Section 4.3 (Release Agreement) shall be entitled to the following retention benefits:

(a) Severance Pay.  The Company shall pay the Participant, as a retention benefit, a lump sum amount as set forth below based upon the Participant’s highest position held with the Company during the Protection Period:

POSITION	SEVERANCE PAY
Class I Officer	3.0 times Eligible Compensation
Class II Officer	2.0 times Eligible Compensation

(b) Officer Incentive Plan.  A Participant also shall receive a pro-rata award of the Participant’s highest target incentive under the Officer Incentive Plan as in effect during the Protection Period, regardless of the award, if any, actually paid pursuant to the Officer Incentive Plan.  Unless otherwise stated in the Officer Incentive Plan, the “target” award is 50% of the maximum award.

(c) Medical, Dental and Vision Coverage.  Medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to the Participant’s Separation from Service, shall be provided for a period of thirty (30) months for Class I Officers and a period of twenty-four (24) months for Class II Officers immediately following the Participant’s Separation from Service with the cost of such coverage to be shared by the Company and the Participant on the same basis as in effect prior to the Participant’s Separation from Service.  Participant contributions that were required for participation in the Health Plan will continue to be required during the continuation period.  No Participant may elect to receive cash or any other allowance in lieu of medical, dental or vision coverage under the Health Plan.

(d) COBRA Continuation Coverage.  Continuation of coverage under the Health Plan pursuant to Section 4980B of the Code will become effective upon the completion of the twenty-four (24) month or thirty (30) month, as applicable, period.

(e) Life and Accidental Death and Dismemberment Insurance Benefits.  The Company shall provide life and accidental death and dismemberment insurance benefits substantially similar to those the Participant was receiving prior to the Notice of Termination.  The life and accidental death and dismemberment insurance benefits provided by this Section shall include benefits provided pursuant to the PNM Resources, Inc. Officer Life Insurance Plan prior to the Notice of Termination.  As a general rule, such coverage shall continue for a period of thirty (30) months for Class I Officers and a period of twenty-four (24) months for Class II Officers.  No Participant may elect to receive cash or any other allowance in lieu of the benefits provided by this Section.

(f) Supplemental Retirement Benefits.  A Participant shall receive the following supplemental retirement benefits payable in one lump sum:

(1) The cash equivalent of the difference between the following two amounts, each calculated based on the Participant’s age as of Separation from Service:  (i) the present value of the early or normal retirement benefit the Participant would receive under the PNM Resources, Inc. Employees’ Retirement Plan if the Participant had continued in employment for the number of years equal to the multiplier used to determine severance pay in Section 5.1(a) (Retention Benefits – Severance Pay) above and then terminated employment (at a time when the Participant was, accordingly, two or three years older and had two or three more years of service, depending on whether the Participant is a Class I Officer or a Class II Officer) and began receiving benefits immediately or as soon as possible thereafter as prescribed under the PNM Resources, Inc. Employees’ Retirement Plan and (ii) the present value of the early or normal retirement benefit the Participant is actually entitled to under the PNM Resources, Inc. Employees’ Retirement Plan assuming immediate termination of employment and benefit commencement as soon as possible thereafter as prescribed under the PNM Resources, Inc. Employees’ Retirement Plan; plus

(2) The cash equivalent of Company contributions to the Participant’s Retirement Savings Plan account in the amount of seven and a half percent (7.5%) of eligible compensation (limited as provided in the Retirement Savings Plan and Section 401(a)(17)) of the Code) times the period which corresponds to the number of years equal to the multiplier used to determine severance pay in Section 5.1(a) (Retention Benefits – Severance Pay), above.

(g) Retiree Health Plan Credit.  As of the date of the Participant’s Separation from Service, the Participant will receive a service credit for purposes of eligibility for participation in any retiree health plan sponsored by the Company and its Affiliates equal to the multiplier used to determine severance pay in Section 5.1(a) (Retention Benefits – Severance Pay), above.  The Participant shall be responsible for any tax consequences of such additional credit.

5.2 Payment Form and Date; Section 409A Compliance Strategy.  All payments shall be made in accordance with this Section 5.2.

(a) General Rule Regarding Time of Payments.  Notwithstanding any other provision of this Plan to the contrary, no payment shall be made prior to the Participant’s Separation from Service.  The severance pay due pursuant to Section 5.1(a) (Retention Benefits – Severance Pay), the Officer Incentive Plan payment due pursuant to Section 5.1(b) (Retention Benefits – Officer Incentive Plan), and the supplemental retirement benefits due pursuant to Section 5.1(f) (Retention Benefits – Supplemental Retirement Benefits) shall be paid in a lump sum within ten (10) days following the last day on which a Participant may revoke a previously executed and timely delivered Release Agreement.

(b) Code Section 409A Compliance Strategy.  Certain of the payments and benefits provided by this Plan are subject to the requirements of Section 409A of the Code.  The purpose of this Section 5.2(b) is to summarize the treatment of each such payment or benefit for purposes of Section 409A and to comply, as needed, with the requirements of Section 409A.

(1) Compliance Strategy for Lump Sum Payments.  The severance pay due pursuant to Section 5.1(a) (Retention Benefits – Severance Pay), the Officer Incentive Plan payment due pursuant to Section 5.1(b) (Retention Benefits – Officer Incentive Plan), and the supplemental retirement benefits due pursuant to Section 5.1(f) (Retention Benefits – Supplemental Retirement Benefits) will be considered to be made pursuant to the short-term deferral exception to Section 409A as described in Treas. Reg. § 1.409A-1(b)(4).

(2) Compliance Strategy for Medical, Dental and Vision Coverage.  Pursuant to Section 5.1(c) (Retention Benefits – Medical, Dental and Vision Coverage), the Company will provide an eligible Participant with continued medical, dental and vision coverage for a period of twenty-four (24) months or thirty (30) months, as applicable.  To the extent that the Company pays the cost of the Participant’s medical, dental and vision coverage throughout the first eighteen (18) month period following the Participant’s Separation from Service, such payments are exempt from Section 409A under the medical benefits reimbursement exception set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(B).  The Participant’s continued participation in the Company’s medical, dental and vision programs pursuant to Section 5.1(c) (Retention Benefits – Medical, Dental and Vision Coverage) after the period of time during which the Participant would be entitled to continuation coverage pursuant to Section 4980B of the Code if the Participant elected the coverage and paid the premiums (the “Excess Medical Benefits”) may be considered to be “deferred compensation” subject to the requirements of Section 409A of the Code.  In order to assure compliance with the requirements of Section 409A and avoid adverse tax consequences to the Participant, the only Excess Medical Benefits that will be subject to reimbursement under such plans will be expenses for medical care within the meaning of Section 105(b) of the Code.  In addition, all reimbursements of Excess Medical Benefits under such plans shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement for such Excess Medical Benefits will not be subject to liquidation or exchange for another benefit.

(3) Compliance Strategy for Life and Accidental Death and Dismemberment Insurance Benefits.  Pursuant to Section 5.1(e) (Retention Benefits – Life and Accidental Death and Dismemberment Insurance Benefits), the Company will provide an eligible Participant with continued life and accidental death and dismemberment insurance benefits for a period of twenty-four (24) months or thirty (30) months, as applicable.

This continued insurance coverage is excepted from Section 409A pursuant to Treas. Reg. § 1.409A-1(a)(5).

(4) Compliance Strategy for Reimbursement of Legal Fees.  Pursuant to Section 5.3 (Reimbursement of Legal Fees), the Company will provide an eligible Participant with reimbursement for reasonable legal fees and expenses incurred as a result of a Separation from Service or Constructive Termination under the terms of the Plan.  The amount of legal expenses incurred in one calendar year will not affect the expenses eligible for reimbursement in any other calendar year.  All expenses incurred in one calendar year must be reimbursed no later than the last day of the next calendar year.  The right to reimbursement is not subject to liquidation or exchange for any other benefit.

(5) Compliance Strategy for Tax Gross-Up Payment.  Pursuant to Section 5.5 (Tax Gross-Up), the Company will provide an eligible Participant with a tax gross-up payment in limited circumstances.  The Company has concluded that the gross-up payment provided under Section 5.5 (Tax Gross-Up) may be subject to the requirements of Section 409A.  To ensure that the payments under Section 5.5 (Tax Gross-Up) comply with Section 409A, the payments are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1.409A-3(i)(1)(v).

(6) Delay in Payments for Specified Employees.  As a general rule, a Participant will commence receiving benefits at the times provided in the Plan.  If the Participant is a “Specified Employee” at the time of his Separation from Service, and the Participant is eligible for a tax gross-up payment provided by Section 5.5 (Tax Gross-Up), the tax gross-up payment will commence upon the later of (i) the time specified in Section 5.5 (Tax Gross-Up) or (ii) the first day of the seventh month following the Participant’s Separation from Service.  Any payments that would have been paid during the first six months following the Participant’s Separation from Service shall be paid on the first day of the seventh month together with interest at the “applicable federal rate” (within the meaning of Section 1274(d) of the Code) (the “AFR”) for the month in which the payment is made to the Participant.  The six-month delay for a Specified Employee does not apply if the Participant dies or becomes Disabled prior to his Separation from Service.

(7) Payment Disputes.  If a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treas. Reg. § 1.409A-3(g).

(8) Ban on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(9) No Elections.  No Participant has any right to make any election regarding the time or form of any payment due under this Plan.

(10) Distributions Treated as Made Upon a Designated Event.  If the Company fails to make any payment under this Plan, either intentionally or unintentionally,

within the time period specified in the Plan, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Plan pursuant to Treas. Reg. § 1.409A-3(d).

5.3 Reimbursement of Legal Fees.  The Company also shall pay to a Participant who is entitled to receive benefits pursuant to Section 4.2 (Eligibility for Benefits) reasonable legal fees and expenses incurred as a result of a termination or Constructive Termination under the terms of this Plan (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or Constructive Termination or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

5.4 Offsetting Benefits.  Benefits otherwise receivable by the Participant pursuant to Sections 5.1(c) (Retention Benefits – Medical, Dental and Vision Coverage) and 5.1(e) (Retention Benefits – Life and Accidental Death and Dismemberment Insurance Benefits) shall be forfeited to the extent comparable benefits are actually received by the Participant from another employer of the Participant during the applicable twenty-four (24) or thirty (30) month period following his or her Separation from Service.  Any such benefits actually received by the Participant from another employer shall be reported by the Participant to the Company.

5.5 Tax Gross-Up.

(a) General Rule.  Except as provided in Section 5.5(g) (Tax Gross-Up – Exception), if the “Total Payments” made to a Participant under this Plan result in an excise tax being imposed pursuant to Section 4999 of the Code, the Company will provide the Participant with a “Gross-Up Payment,” calculated in accordance with the provisions of this Section.  The Gross-Up Payment provided by this Section applies only to excise taxes imposed under Section 4999 of the Code and not to excise taxes, other taxes, or additions to tax imposed under any other provision of the Code including Section 409A.

(1) Total Payments.  Total Payments as used in this Section, means any payments in the nature of compensation (as defined in Code Section 280G and the regulations adopted thereunder), made pursuant to this Plan or otherwise, to or for the Participant’s benefit, the receipt of which is contingent on a “change in the ownership or effective control” of PNM Resources, or a “change in the ownership of a substantial portion of the assets” of PNM Resources (as these phrases are defined in Code Section 280G and the regulations adopted thereunder) and to which Code Section 280G applies.

(2) Gross-Up Payment.  Except as otherwise noted below, the Gross-Up Payment will consist of a single lump sum payment and will be in such an amount that after the Participant has paid (1) the “total presumed federal and state taxes” and (2) the excise taxes imposed by Code Section 4999 with respect to the Gross-Up Payment (and any interest or penalties actually imposed), the Participant retains an amount of the Gross-Up Payment equal to the remaining excise taxes imposed by Code Section 4999 on the Participant’s Total Payments (calculated before the Gross-Up Payment).  For purposes of calculating the Gross-Up Payment, a Participant’s actual federal and state income taxes will not be used.  Instead, the Company will use the Participant’s “total presumed federal and state taxes.”  For purposes of this Plan, a Participant’s “total presumed federal and state taxes” shall be conclusively calculated using a combined tax rate equal to the sum of the maximum marginal federal and applicable state income tax rates and the hospital insurance (or “HI”) portion of F.I.C.A.  Based on the rates in effect for 2007 for a New Mexico resident, the “total presumed federal and state tax rate” is 41.75% (35% federal income tax rate plus 5.3% New Mexico state income tax rate plus 1.45% HI tax rate).  The state tax rate for the Participant’s actual principal place of residence will be used and no adjustments will be made for the deduction of state taxes on the federal return, any deduction of federal taxes on a state return, the loss of itemized deductions or exemptions, or for any other purpose.

(b) Calculations.  The Company, at its sole expense, will retain a “Consultant” to advise the Company with respect to the applicability of any Code Section 4999 excise tax with respect to a Participant’s Total Payments.  The Consultant shall be a law firm, a certified public accounting firm, and/or a firm nationally recognized as providing executive compensation consulting services.  All determinations concerning whether a Gross-Up Payment is required pursuant to Section 5.5(a) (Tax Gross-up – General Rule) and the amount of any Gross-Up Payment (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to this Section.  The Consultant shall provide the Participant and the Company with a written notice of the amount of the excise taxes that the Participant is required to pay and the amount of the Gross-Up Payment.  The notice from the Consultant shall include any necessary calculations in support of its conclusions.  All fees and expenses of the Consultant shall be borne by the Company.  Except as otherwise provided in Section 5.2(b)(6) (Payment Form and Date; Section 409A Compliance Strategy – Code Section 409A Compliance Strategy – Delay in Payments for Specified Employees), any Gross-Up Payment shall be made by the Company within ten (10) calendar days after the mailing of such notice and in no event will the payment be made later than December 31 following the taxable year in which the Participant remits the related taxes.

(c) Determination Binding.  As a general rule, the Consultant’s determination shall be binding on the Participant and the Company.  The application of the excise tax rules of Code Section 4999, however, is complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant concerning the amount, if any, of the excise taxes that are due.  If the Internal Revenue Service determines that excise taxes are due, or that the amount of the excise taxes that are due is greater than the amount determined by the Consultant, the Gross-Up Payment will be recalculated by the Consultant to reflect the actual excise taxes that the Participant is required to pay (and any related interest and penalties).  Any deficiency will then be paid to the Participant by the Company within fifteen (15) calendar days of the receipt of the revised calculations from the Consultant and in no event will the payment be made later than December 31 following the taxable year in which the Participant remits the related taxes.  If the Internal Revenue Service determines that the amount of excise taxes that the Participant paid exceeds the amount due, the Participant shall return the excess to the Company (along with any interest paid to the Participant on the overpayment) within thirty (30) days upon receipt from the Internal Revenue Service or other taxing authority.

(d) Right to Challenge Reserved.  The Company reserves the right to challenge any excise tax determinations made by the Internal Revenue Service.  If the Company agrees to indemnify the Participant from any taxes, interest and penalties that may be imposed upon the Participant (including any taxes, interest and penalties on the amounts paid pursuant to the Company’s indemnification agreement), the Participant must cooperate fully with the Company in connection with any such challenge.  The Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.  The additional Gross-Up Payments called for by Section 5.5(c) (Tax Gross-Up – Determination Binding) shall not be made until the Company has either exhausted its (or the Participant’s) rights to challenge the determination or indicated that it intends to concede or settle the excise tax determination.

(e) Notification.  The Participant shall notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes in amounts different from the amount initially specified by the Consultant.  Such notice shall be given as soon as possible but in no event later than fifteen (15) calendar days following your receipt of notice of the Internal Revenue Service’s position.

(f) Effect of Repeal or Inapplicability.  If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section shall be of no further force or effect.  Moreover, if the provisions of Code Sections 280G and 4999 do not apply to impose the excise tax on payments made under this Plan, then the provisions of this Section shall not apply.

(g) Exception.  The Consultant selected pursuant to Section 5.5(b) (Tax Gross-Up – Calculations) above will calculate the Participant’s “Capped Benefit” and “Uncapped Benefit.”  For this purpose, the “Uncapped Benefit” is equal to the Total Payments to which the Participant is entitled prior to the application of this Section 5.5(g).  A Participant’s “Capped Benefit” is the amount to which the Participant will be entitled after application of the limitations of Section 5.5(h) (Tax Gross-Up – Cap on Benefits).  If the Participant’s Uncapped Benefit is less than 115% of the Participant’s Capped Benefit, the Participant will not be entitled to receive the gross-up payment referred to in Section 5.5(a)(2) (Tax Gross-up – General Rule – Gross-Up Payment).  Instead, the Participant’s Total Payments will be limited or capped in accordance with Section 5.5(h) (Tax Gross-Up – Cap on Benefits).

(h) Cap on Benefits.  Pursuant to Section 5.5(g) (Tax Gross-Up – Exception) above, if the Participant’s Uncapped Benefit is less than 115% of the Participant’s Capped Benefit, one or more of the payments or benefits to which the Participant is entitled that is not subject to Section 409A of the Code shall be reduced until the Total Payments are deductible by the Company after application of Section 280G of the Code.  Examples of payments or benefits that are not subject to Section 409A and are therefore subject to reduction are (1) the severance payment provided by Section 5.1(a) (Retention Benefits – Severance Pay), (2) the Officer Incentive Plan payment due pursuant to Section 5.1(b) (Retention Benefits – Officer Incentive Plan), (3) the supplemental retirement benefits due pursuant to Section 5.1(f) (Retention Benefits – Supplemental Retirement Benefits), and (4) the continued life and accidental death and dismemberment insurance benefits due pursuant to Section 5.1(e) (Retention Benefits – Life and Accidental Death and Dismemberment Insurance Benefits).  For purposes of this limitation:

(1) No portion of the Total Payments shall be taken into account which, in the opinion of the Consultant does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

(2) A payment shall be reduced only to the extent necessary so that the Total Payments constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Consultant; and

(3) The value of any non-cash benefit or any deferred payment of benefit included in the Total Payments shall be determined in accordance with Section 280G of the Code and the regulations issued thereunder.

(i) Effect of Section 3.2 on Cap on Benefits.  For a period of twenty-four (24) months following the Effective Date, if a Participant’s capped benefits under this Plan are less than the benefits payable under the provisions of the Plan document in effect prior to the Effective Date, pursuant to Section 3.2 (Reversion to Prior Provisions of the Plan), Section 5.5(h) (Tax Gross-Up – Cap on Benefits) shall be disregarded.  In such instance, the Participant shall be entitled to a grossed up benefit in accordance with the remaining provisions of this Section.  All benefits shall be paid at such times and forms as provided in this Plan document.

5.6 Additional Benefits Under Other Plans.  Additional benefits may be provided to Participants upon a Change in Control through other programs sponsored by the Company.

ARTICLE VI
PLAN ADMINISTRATION

6.1 Plan Administration.  The Committee shall administer the Plan.  The Committee shall be the “Named Fiduciary” for purposes of ERISA and shall have the authority to control, interpret and construe the Plan and manage the operations thereof.  Any such interpretation and construction of any provisions of this Plan by the Committee shall be final.  The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan.  The Committee may delegate some (or all) of its authority hereunder to the PNMR Services Company Benefits Department.  The Committee also may engage agents and obtain other assistance from the Company, including Company counsel.  The Committee shall not be responsible for any action taken or not taken on the advice of legal counsel.  The Committee is given specific authority to allocate and revoke responsibilities among its members or designees.  When the Committee has allocated authority pursuant to the foregoing, the Committee shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.

6.2 Claims Procedures.

(a) Initial Claim.  A claim for benefits under this Plan must be submitted to the senior human resources officer of PNM Resources (the “Human Resources Officer”).  If the claimant is the Human Resources Officer, a claim for benefits under this Plan must be submitted to the Chief Executive Officer of PNM Resources and the term “Human Resources Officer” as used in paragraph (1) below shall be replaced with the term “Chief Executive Officer.”

(1) Notice of Decision.  Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Human Resources Officer, unless the Human Resources Officer determines that special circumstances require an extension of time for processing the claim.  If the Human Resources Officer determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Human Resources Officer expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.  If the claim is denied, the notice required pursuant to this Section shall set forth the following:

(i) The specific reason or reasons for the adverse determination;

(ii) Special reference to the specific Plan provisions upon which the determination is based;

(iii) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) An explanation of the Plan’s appeal procedure and the time limits applicable to an appeal, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(b) Appeal Procedures.  Every claimant shall have the right to appeal an adverse benefits determination to the Committee (including, but not limited to, whether the Participant’s termination was for Cause).  Such appeal may be accomplished by a written notice of appeal filed with the Committee within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination.  Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits.  Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 6.2(c) (Claims Procedures – Definition of Relevant) below.  The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(1) Notice of Decision.  Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim.  If the Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty

(60) day period.  The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:

(i) The specific reason or reasons for the adverse determination;

(ii) Reference to the specific Plan provisions upon which the determination is based;

(iii) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 6.2(c) (Claims Procedures – Definition of Relevant), below; and

(iv) An explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(c) Definition of Relevant.  For purposes of this Section, a document, or other information shall be considered “relevant” to the claimant’s claim if such document, record or other information:

(1) Was relied upon in making the benefit determination;

(2) Was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or

(3) Demonstrates compliance with the administrative processes and safeguards required pursuant to this Section 6.2 on making the benefit determination.

(d) Decisions Final; Procedures Mandatory.  To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever.  To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan.  The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(e) Time For Filing Legal Or Equitable Action.  Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of:  (1) the shortest applicable statute of limitations provided by law; or (2) two (2) years from the date the written copy of the Committee’s decision on review is delivered to the claimant in accordance with Section 6.2(b)(1) (Claims Procedures – Appeal Procedures – Notice of Decision).

ARTICLE VII
SUCCESSORS, BINDING AGREEMENT

7.1 Successors.  PNM Resources will negotiate to require any independent successor to all or substantially all of the assets of PNM Resources to provide written confirmation, within thirty (30) days of the effective date of the Change in Control, of its agreement to assume and perform the Company’s obligations pursuant to this Plan.  The failure of a successor to assume and perform the Company’s obligations pursuant to the Plan shall constitute a material breach of the Plan by the Company.

7.2 Binding Agreement.  Subject to the right of PNM Resources to amend or terminate this Plan, and the Committee’s right to interpret this Plan, this Plan shall be for the benefit of and be enforceable by, a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

ARTICLE VIII
NOTICE

8.1 General.  For the purpose of this Plan, and except as specifically set forth herein, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Participant at his or her last known address, and to the Company at Alvarado Square, Albuquerque, New Mexico, 87158, provided that all notices to the Company shall be directed to the attention of the Secretary of PNM Resources; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1 Amendment and Termination.  The Plan may be amended, in whole or in part, or terminated at any time, by PNM Resources, subject to the following exceptions:

(a) No amendment or termination of this Plan shall impair or abridge the obligations of the Company already incurred.

(b) No amendment or termination of this Plan shall affect the rights of a Participant who terminated employment before the effective date of such amendment or termination and who subsequently satisfied the eligibility provisions of this Plan.

(c) If a Change in Control occurs within twenty-four (24) months following the later of the adoption or effective date of the amendment or termination of the Plan, or during the Protection Period triggered by that Change in Control, the amendment or termination shall be disregarded and this Plan will revive and continue for the Protection Period to the extent that such amendment or termination impairs or abridges the rights or benefits of an employee of the Company who was a Participant upon the effective date of such Plan amendment or termination.  Notwithstanding the foregoing, all changes made in order to comply with Section 409A of the Code shall remain in effect.

(d) If the Protection Period has begun, the Plan shall continue and may not be terminated during the Protection Period.

(e) Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time by PNM Resources to reflect changes necessary due to revisions to, or interpretations of:  (1) ERISA, as amended; (2) Sections 280G, 409A or 4999 of the Code; or (3) any other provision of applicable state or federal law.

(f) Notwithstanding any provision of this Plan to the contrary, no amendment may be made if it will result in a violation of Section 409A of the Code and any such amendment shall at no time have any legal validity.

ARTICLE X
MISCELLANEOUS

10.1 Governing Law.  The laws of the State of New Mexico shall govern the validity, interpretation, construction and performance of this Plan, except to the extent preempted by federal law.

10.2 Withholding.  Any payments provided for hereunder shall be paid subject to any applicable withholding required under federal, state or local law.

10.3 No Right of Assignment.  Neither a Participant nor any person taking on behalf of a Participant may anticipate, assign or alienate (either by law or equity) any benefit provided under the Plan and the Company shall not recognize any such anticipation, assignment or alienation.  Furthermore, to the extent permitted by law, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.

10.4 Survival of Rights.  In addition to the limitations on termination of this Plan set forth in Section 9.1 (Amendment and Termination), any obligations of the Company to make payments that have been due to Participants who have, at the time of expiration of the Plan, satisfied the eligibility requirements pursuant to Articles IV (Eligibility for Retention Benefits) and V (Retention Benefits) above during the term hereof, shall survive the termination of this Plan.

10.5 No Employment Contract.  Notwithstanding anything to the contrary contained in this Plan, by the execution of this Plan the Company does not intend to change the employment-at-will relationship with any of its employees.  Instead, the Company retains its absolute right to terminate any employee at any time, for any or no reason and without notice.

10.6 Mitigation of Benefits.  A Participant shall not be required to mitigate the amount of payment provided for in Article V (Retention Benefits) by seeking other employment or otherwise, nor, except as specifically provided in Article V (Retention Benefits), shall the amount of any payment or benefit provided for in Article V (Retention Benefits) be reduced by:  (a) any compensation earned by the Participant as the result of employment by another employer; (b) by retirement benefits; or (c) offsets against any amount claimed to be owed by the Participant to the Company.

10.7 Service of Process.  The Secretary of PNM Resources shall be the agent for service of process in matters relating to this Plan.

10.8 Headings.  The headings and subheadings in this Plan are inserted for convenience and reference only and are not to be used in construing this Plan or any provision hereof.

10.9 Gender and Number.  Where the context so requires, words in the masculine gender shall include the feminine and neutral genders, the plural shall include the singular, and the singular shall include the plural.

10.10 ERISA Plan.  This Plan shall be interpreted as, and is intended to qualify as, a severance pay plan under ERISA, and therefore does not constitute an employee pension benefit plan pursuant to Section 3(2) of ERISA.

10.11 Validity.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

10.12 Compliant Operation and Interpretation.  This Plan shall be operated in compliance with Section 409A or an exception thereto and each provision of this Plan shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.

10.13 Adoption by Affiliates.

(a) An Affiliate, by action of its board of directors, may adopt the Plan with respect to its Officers only with the approval of the Board.

(b) Except as otherwise clearly indicated by the context (such as in the definitions of Affiliate, Board, Change in Control and Committee) the term “Company” as used herein shall include each Affiliate that has adopted this Plan in accordance with this Section 10.13 but not any Affiliate that has not adopted this Plan.

(c) By adopting the Plan, the Affiliate shall be deemed to have agreed to:

(1) Assume the obligations and liabilities imposed upon it by the Plan with respect to the its Officers;

(2) Comply with all of the terms and provisions of the Plan;

(3) Delegate to the Committee the power and responsibility to administer the Plan with respect to the Affiliate’s Officers;

(4) Delegate to PNM Resources, Inc. the full power to amend or terminate the Plan with respect to the Affiliate’s Officers; and

(5) Be bound by any action taken by PNM Resources pursuant to the terms and provisions of the Plan, regardless of whether such action is taken with or without the consent of the Affiliate.

(d) Any Affiliate that has adopted this Plan for the benefit of its Officers may terminate its adoption of the Plan by action of its board of directors and timely providing notice to PNM Resources of such termination.

(e) PNM Resources and each participating Affiliate shall bear the costs and expenses of providing benefits to their respective Officers who are Participants.  Such costs and expenses shall be allocated among PNM Resources and participating Affiliates in accordance with agreements entered into between PNM Resources and any participating Affiliate, or in the absence of such an agreement, procedures adopted by PNM Resources.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized representative on this 2nd day of September, 2008.

PNM RESOURCES, INC.

By:  /s/ Alice A. Cobb
         Its: SVP, Chief Administrative Officer

Page
ARTICLE I
PURPOSE

1.1	General	1

ARTICLE II
DEFINITIONS

2.1	General	2

2.2	Other Defined Terms	7

ARTICLE III
TERM OF PLAN

3.1	Term of Plan	7

3.2	Reversion to Prior Provisions of the Plan	7

ARTICLE IV
ELIGIBILITY FOR RETENTION BENEFITS

4.1	Eligibility to Participate	7

4.2	Eligibility for Benefits	7

4.3	Release Agreement	8

4.4	No Duplication of Benefits	9

ARTICLE V
RETENTION BENEFITS

5.1	Retention Benefits	9

5.2	Payment Form and Date; Section 409A Compliance Strategy	10

5.3	Reimbursement of Legal Fees	13

5.4	Offsetting Benefits	13

5.5	Tax Gross-Up	13

5.6	Additional Benefits Under Other Plans	16

i

(continued)

ARTICLE VI
PLAN ADMINISTRATION

6.1	Plan Administration	16

6.2	Claims Procedures	16

ARTICLE VII
SUCCESSORS, BINDING AGREEMENT

7.1	Successors	19

7.2	Binding Agreement	19

ARTICLE VIII
NOTICE

8.1	General	19

ARTICLE IX
AMENDMENT AND TERMINATION

9.1	Amendment and Termination	19

ARTICLE X
MISCELLANEOUS

10.1	Governing Law	20

10.2	Withholding	20

10.3	No Right of Assignment	20

10.4	Survival of Rights	20

10.5	No Employment Contract	20

10.6	Mitigation of Benefits	20

10.7	Service of Process	21

10.8	Headings	21

10.9	Gender and Number	21

ii

(continued)

10.10	ERISA Plan	21

10.11	Validity	21

10.12	Compliant Operation and Interpretation	21

10.13	Adoption by Affiliates	21

  iii